This report is signed on behalf of the registrant (or depositor or trustee).

City of: LANSING State of: MICHIGAN  Date:  February 27,
1997

Name of Registrant, Depositor, or Trustee:  JNL SERIES TRUST

By (Name and Title):                    Witness (Name and
Title):

/s/ Andrew B. Hopping                   /s/ Thomas J. Meyer

ANDREW B. HOPPING                    THOMAS J. MEYER
VICE PRESIDENT &                        VICE PRESIDENT &
TREASURER                            SECRETARY